Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-83378, 333-34313, 333-33860, 333-56612, 333-88270, 333-108867, and 333-120516 on Form S-8 of our report dated March 16, 2005, relating to the consolidated financial statements as of December 31, 2004 and for each of the two years in the period then ended, of Ameristar Casinos, Inc. and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Ameristar Casinos, Inc. for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
Las Vegas, Nevada
March 16, 2006